UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

March 3, 2015

Date of report (Date of earliest event reported)

IMAX Corporation

(Exact Name of Registrant as Specified in Its Charter)

Canada	1-35066	98-0140269
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2525 Speakman Drive Mississauga, Ontario, Canada L5K 1B1 (905) 403-6500	110 E. 59th Street, Suite 2100 New York, New York, USA 10022 (212) 821-0100

(Address of principal executive offices, zip code, telephone numbers)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

On March 3, 2015, IMAX Corporation (the “Company”) amended and restated the terms of its existing senior secured credit facility (the “Prior Credit Facility”). The amended and restated facility (the “New Credit Facility”), with a scheduled maturity date of March 3, 2020, has a maximum borrowing capacity of $200 million, the same maximum borrowing capacity as under the Prior Credit Facility. Certain of the Company’s subsidiaries will serve as guarantors (the “Guarantors”) of the Company’s obligations under the New Credit Facility. As with the Prior Credit Facility, the New Credit Facility is collateralized by a first priority security interest in substantially all of the present and future assets of the Company and the Guarantors.

The terms of the New Credit Facility are set forth in the Fourth Amended and Restated Credit Agreement (the “Credit Agreement”), dated March 3, 2015, among the Company, the Guarantors, the lenders named therein, Wells Fargo Bank, National Association (“Wells Fargo”), as agent and issuing lender and Wells Fargo Securities, LLC, as Sole Lead Arranger and Sole Bookrunner, and in various collateral and security documents entered into by the Company and the Guarantors. Each of the Guarantors has also entered, or will enter into, a guarantee in respect of the Company’s obligations under the New Credit Facility.

No borrowings are currently outstanding under the New Credit Facility. Any amounts borrowed under the New Credit Facility will bear interest, at the Company’s option, at (i) LIBOR plus a margin of 1.50%, 1.75% or 2.00% per annum, depending on the Company’s Total Leverage Ratio (as defined in the Credit Agreement), or (ii) Wells Fargo’s prime rate plus a margin of 0.50% per annum.

The New Credit Facility provides that the Company will be required at all times to satisfy a Minimum Liquidity Test (as defined in the Credit Agreement) of at least $50 million. The Company will also be required to maintain minimum EBITDA (as defined in the Credit Agreement) of $90 million between closing and December 30, 2015, which requirement increases to $100 million on December 31, 2015. The Company will also be required to maintain a Maximum Total Leverage Ratio (as defined in the Credit Agreement) of 2.5:1.0 between closing and December 30, 2015, which requirement decreases to (i) 2.25:1.0 on December 31, 2015; (ii) 2.0:1.0 on December 31, 2016; and (iii) 1.75:1.0 on December 31, 2017. The Fixed Charge Coverage Ratio under the Prior Credit Facility has been eliminated.

The New Credit Facility contains typical affirmative and negative covenants, including covenants that limit or restrict the ability of the Company and the Guarantors to: incur certain additional indebtedness; make certain loans, investments or guarantees; pay dividends; make certain asset sales; incur certain liens or other encumbrances; conduct certain transactions with affiliates and enter into certain corporate transactions.

The New Credit Facility also contains customary events of default, including upon an acquisition or change of control, or upon a change in the business and assets of the Company or a Guarantor, in each case that is reasonably expected to have a material adverse effect on the Company or a Guarantor. If an event of default occurs and is continuing under the New Credit Facility, the Lenders may, among other things, terminate their commitments and require immediate repayment of all amounts owed by the Company.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMAX Corporation (Registrant)

Date: March 5, 2015	By:	/s/ Joseph Sparacio
	Name:	Joseph Sparacio
	Title:	Executive Vice President and Chief Financial Officer

	By:	/s/ Edward MacNeil
	Name:	Edward MacNeil
	Title:	Senior Vice President, Finance